Exhibit 99.2

Consent of Allen & Company LLC

The Board of Directors

Momentive Global Inc.

One Curiosity Way

San Mateo, California 94403

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 28, 2021, to the Board of Directors of Momentive Global Inc. (“Momentive”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Momentive’s Financial Advisors — Opinion of Allen & Company LLC” and “THE MERGER — Opinions of Momentive’s Financial Advisors — Opinion of Allen & Company LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Momentive and Zendesk, Inc. (“Zendesk”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Zendesk (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

December 6, 2021